Exhibit 99.1

Adept Technology Board of Directors Confirms Promotion of Matt Murphy
           to VP of Operations and Product Development and Appointment as an Officer of the Corporation

    Murphy to Oversee Operations and Product Development Activities
                      for All Adept Product Lines

     LIVERMORE, Calif.--March 16, 2004--Adept Technology, Inc. (OTCBB:ADTK.OB), a leading manufacturer of flexible automation for the automotive, electronics, telecommunications, medical device and life sciences, semiconductor, and fiber optic industries, today announced that its board of directors has confirmed the promotion of Matt Murphy to vice president of operations and product development and appointment as an officer of the corporation. Mr. Murphy will oversee operations and product development activities for all of Adept's product lines.
     "We believe that the integration of operations and product development under Matt Murphy will further improve Adept's operational efficiency and cost competitiveness of our robot, kinematics, machine vision and motion control products," said Rob Bucher, chairman and chief executive officer for Adept Technology, Inc. "Additionally, we feel that this level of integration will enhance our global manufacturing strategy."
     In addition to Mr. Murphy's promotion, Dave Pap Rocki, Adept's director of hardware engineering, will be responsible for overseeing the management of Adept's mechanical and electrical hardware groups, and Paul James, Ph.D., Adept's director of software engineering, will assume the management of Adept's software groups including Adept's motion and vision software teams. Both Mr. Pap Rocki and Dr. James are long-time robot and automation hardware and software veterans, together bringing over 40 years of industry experience to their roles.
     Adept has been focusing on key activities to further stabilize and grow its business. Adept believes by integrating engineering skills through focused product teams it will improve individual product costs, supplier sources, and quality and shorten product delivery cycles. Adept also plans on accelerating its selective product outsourcing initiative to reduce costs and improve efficiency. Adept recently made a number of significant decisions to redirect its business efforts and simplify its product offerings by focusing on its Smart line of distributed controls-based robots, improving its software application and tools, and augmenting support to its existing customer installed base.
     Matt Murphy previously held the position of vice president of engineering at Adept. Prior to joining Adept in 2001, Mr. Murphy served at ADAC Laboratories in Milpitas, Calif., where he held several executive management positions including vice president of product marketing and vice president of platform engineering. He has over 18 years' experience in engineering management working for such companies as ETAK, Inc. and Lockheed Research Lab in Palo Alto. Mr. Murphy holds Bachelor of Science and Master of Science degrees in electrical engineering from the University of Illinois and completed the Stanford Executive program in 1997.

     Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Adept's intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, systems and software, application software, and simulation software. Founded in 1983, Adept Technology is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

     This press release contains certain forward-looking statements including statements regarding liquidity, expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner and lack of unexpected cash obligations, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future and the effect of the financing on current stockholders; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace. For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and its quarterly reports on Forms 10-Q for the fiscal quarters ended September 27, 2003 and December 27, 2003 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

     The Adept logo is a registered trademark of Adept Technology, Inc. Adept is a trademark of Adept Technology. All other trademarks are owned by their respective companies.

     CONTACT: Adept Technology, Inc.
              Val Cureton, 925-245-3490 (Press and Industry Analysts) Marketing Communications Manager val.cureton@adept.com
              Michael Overby, 925-245-3523 (Financial Analysts)
              Chief Financial Officer
              investor.relations@adept.com